Exhibit 5.1

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

601 Lexington Avenue
New York, New York 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

November 5, 2014
Charter Communications, Inc.
CCOH Holdings, LLC
400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Charter Communications, Inc., a Delaware corporation (the “Company”), and CCOH Safari, LLC, a Delaware limited liability company (the “Issuer”), in connection with the issuance and sale by the Issuer of the Issuer’s $1,500,000,000 aggregate principal amount of 5.500% Senior Notes due 2022 (the “2022 Notes”) and $2,000,000,000 aggregate principal amount of 5.750% Senior Notes due 2024 (together with the 2022 Notes, the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), which were guaranteed by the Company (the “Guarantee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of formation and limited liability company agreement of the Issuer and the certificate of incorporation and bylaws of the Company, (ii) the registration statement on Form S-3 (No. 333-199655) filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2014 (the “Registration Statement”), (iii) the indenture, dated November 5, 2014 (the “Base Indenture”), by and among the Issuer, CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), CCO Holdings, LLC, a Delaware limited liability company (“CCOH”), the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), including the supplemental indentures thereto, each dated the date hereof (together with the Base Indenture, the “Indenture”), by and among the Issuer, the Company and the Trustee, and (iv) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and

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the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes have been duly authorized and are binding obligations of the Issuer and (ii) the Guarantee is duly authorized and is a binding obligation of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the sale of the Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Notes and the Guarantee and the performance by the Issuer and the Company of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP

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